Exhibit 5.1

12670 High Bluff Drive
San Diego, California 92130
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
November 18, 2021	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Sempra Energy

488 8th Avenue

San Diego, California 92101

Re:	Registration Statement on Form S-8

To the addressees set forth above:

We have acted as special counsel to Sempra Energy, a California corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of (i) an additional $500,000,000 of deferred compensation obligations (the “Obligations”) issuable pursuant to the Sempra Energy Employee and Director Savings Plan (as amended to date, the “Plan”), and (ii) up to an additional 250,000 phantom shares of common stock, without par value, of the Company (the “Common Stock”), which are deemed investments under the Plan and do not represent actual shares of Common Stock. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectuses, other than as expressly stated herein as to the Obligations.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without independently verifying such factual matters. We are opining herein only as to the General Corporation Law of the State of California and the internal laws of the State of California, and, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the State of California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Our opinion is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans. We are not providing an opinion as to (i) the applicability of ERISA to the Plan, (ii) whether the Plan is being operated in accordance with ERISA, to the extent applicable, or (iii) whether the employees whom have been selected pursuant to the terms of the Plan to participate in the Plan would constitute a “select group of management or highly compensated employees” within the meaning of ERISA.

Sempra Energy

November 18, 2021

Subject to the foregoing and the other matters stated herein and in reliance on them, it is our opinion that the Obligations, when incurred in the manner contemplated by the Registration Statement and the Plan and subject to the Company completing all actions and proceedings required on its part to be taken under the terms of the Plan, will be legally valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) (a) the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing and (c) the discretion of the court before which a proceeding is brought; and (iii) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness. We express no opinion as to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, remedies, or judicial relief, (b) provisions authorizing or validating conclusive or discretionary determinations, and (c) the severability, if invalid, of provisions to the foregoing effect.

In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. We further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity, under any trust agreement entered into or that may be entered into in connection with the Plan, and we express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP